Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Corporate Development,
504-362-4321
Superior Energy Services Posts Record First Quarter 2007 Results
Diluted EPS Increases Almost 100% while Non-Gulf of Mexico Revenue
Doubles from the First Quarter of 2006
Harvey, La. — May 2, 2007 — Superior Energy Services, Inc. (NYSE: SPN) today announced record net income of $64.0 million and diluted earnings per share of $0.78 on revenues of $362.9 million, as compared to net income of $32.2 million, or $0.40 diluted earnings per share on revenues of $222.5 million for the first quarter of 2006. The results also compare favorably to the fourth quarter of 2006, in which net income was $62.2 million and diluted earnings per share was $0.76, on revenues of $319.1 million.
Factors impacting the quarter as compared to the most recent quarter include the following:
•	Well Intervention revenues increased 31% from the fourth quarter of 2006 primarily due to a full quarter contribution from the Warrior Energy Services acquisition.

•	Rental Tool revenues increased 9% from the fourth quarter of 2006, largely due to increased rental activity in Texas, the North Sea, Norway and West Africa market areas.

•	Marine revenues decreased 10% from the fourth quarter of 2006 due to lower utilization as a result of poor weather in the Gulf of Mexico.

•	Oil and Gas revenues decreased 8% from the fourth quarter of 2006 due mainly to lower oil and gas production.

•	Revenue from non-Gulf of Mexico market areas was approximately $175 million as compared to approximately $139 million in the fourth quarter of 2006 and approximately $88 million in the first quarter of 2006.

•	The Company’s earnings from its equity investment in Coldren Resources was negatively impacted by $3.3 million in unrealized losses from its oil and gas hedge positions as compared to $0.7 million in unrealized gains during the fourth quarter of 2006.

Terence Hall, Chairman and CEO of Superior, stated, “We are again pleased with our strong performance during the first quarter of 2007. Our growth strategy played out nicely during the period as some of our businesses accelerated while others remained seasonally slow before improving late in the quarter. As compared to last year’s quarter, however, we grew EPS nearly 100% while doubling our non-Gulf of Mexico revenues. Also, our operating margins improved over last year and sequentially as a result of improved mix of production-related projects both through Warrior and through existing services internationally. We intend to continue to execute our geographic diversification strategy throughout 2007 and beyond.”
Well Intervention Group Segment
First quarter revenues for the Well Intervention Group were a record $174.5 million, a 31% increase from the fourth quarter of 2006 and a 71% increase from the first quarter of 2006. Income from operations was $45.9 million, or 26% of segment revenue as compared to $28.7 million, or 22% of segment revenue, in the fourth quarter of 2006. Domestic land revenue increased due to a full quarter of revenues contribution from Warrior Energy Services. As a result, revenues and income from operations from coiled tubing, electric line and snubbing services increased. In addition, international revenues increased due to the ongoing derrick barge charter and construction in the Asia Pacific market area and increased well control activity. Sequential activity levels for the company’s core production-related services were slightly lower due primarily to seasonal factors. However, activity for many of these services improved as the quarter progressed.
Rental Tools Segment
Revenues for the Rental Tools Segment were a record $118.6 million, 9% higher than the fourth quarter of 2006 and a 52% increase from the first quarter of 2006. Income from operations was $45.2 million, or 38% of segment revenue, up from $41.7 million, or 38% of segment revenue in the fourth quarter of 2006. Demand increased for rentals of stabilizers, drill collars, drill pipe, specialty tubulars and accessories. Geographic market areas showing the biggest improvements from the fourth quarter of 2006 were the North Sea, Norway and West Africa, and domestically in North Texas.
Marine Segment
Superior’s marine revenues were $35.9 million, a 10% decrease from the fourth quarter of 2006 and a 19% increase from the first quarter of 2006. Income from operations was $16.5 million, or 46% of segment revenue, down from $19.2 million, or 48% of segment revenue in the fourth quarter of 2006. Average daily revenue in the first quarter was approximately $399,000, inclusive of subsistence revenue, as compared to $434,000 per day in the fourth quarter of 2006. The lower daily revenue was due to lower utilization primarily as a result of seasonal factors in the Gulf of Mexico. Average fleet utilization was 74% as compared to 80% in the fourth quarter of 2006 and 85% in the first quarter of 2006. The biggest utilization changes were primarily in the smaller liftboat classes. Utilization for the company’s 10 larger liftboats (200 ft. of leg length and greater) increased to 89% from 86% in the fourth quarter of 2006.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended March 31, 2007
($ actual)

			Dayrate
Class	Liftboats	Average	Utilization
145-155’	11	$11,638	65.2%
160’-175’	6	15,473	67.0%
200’	5	20,295	86.7%
230’-245’	3	27,667	85.9%
250’	2	39,069	100.0%
Oil and Gas Segment
Oil and gas revenues were $37.0 million, an 8% decrease from fourth quarter 2006 levels and a significant improvement over the first quarter of 2006. Income from operations was $5.1 million, or 14% of segment revenue, down from $8.6 million, or 21% of segment revenue, in the fourth quarter of 2006. First quarter production was approximately 711,000 barrels of oil equivalent (boe), or about 7,900 boe per day, down from approximately 772,000 boe, or 8,400 boe per day in the fourth quarter of 2006.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Thursday, May 3, 2007. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-262-2175. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, May 10, 2007 and may be accessed by calling 303-590-3000 and using the pass code 11088401#. An archive of the webcast will be available after the call for a period of 60 days on www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling-related needs of oil and gas companies primarily through its rental tools segment and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. The Company uses its production-related assets to enhance, maintain and extend existing production and, at the end of a property’s economic life, plug and abandon wells and decommission platforms and structures. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months Ended March 31, 2007 and 2006
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Oilfield service and rental revenues	$325,895	$206,998
Oil and gas revenues	37,029	15,471

Total revenues	362,924	222,469

Cost of oilfield services and rentals	142,429	93,255
Cost of oil and gas sales	18,058	14,205

Total cost of services, rentals and sales	160,487	107,460

Depreciation, depletion, amortization and accretion	38,844	22,915
General and administrative expenses	50,859	37,651

Income from operations	112,734	54,443

Other income (expense):
Interest expense, net	(8,278)	(4,844)
Interest income	579	663
Losses from equity-method investments	(5,006)	—

Income before income taxes	100,029	50,262

Income taxes	36,010	18,094

Net income	$64,019	$32,168

Basic earnings per share	$0.79	$0.40

Diluted earnings per share	$0.78	$0.40

Weighted average common shares used in computing earnings per share:
Basic	80,632	79,639

Diluted	82,156	80,988

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2007 AND DECEMBER 31, 2006
(in thousands)

	3/31/2007	12/31/2006
	(unaudited)	(audited)

ASSETS

Current assets:
Cash and cash equivalents	$31,986	$38,970
Accounts receivable, net	327,899	303,800
Income taxes receivable	—	2,630
Current portion of notes receivable	15,149	14,824
Prepaid insurance and other	49,712	59,563

Total current assets	424,746	419,787

Property, plant and equipment, net	885,330	804,228
Goodwill	462,231	444,687
Notes receivable	16,101	16,137
Equity-method investments	59,582	64,603
Intangible and other long-term assets, net	126,754	125,036

Total assets	$1,974,744	$1,874,478

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$74,012	$65,451
Accrued expenses	130,480	141,684
Income taxes payable	23,476	—
Current portion of decommissioning liabilities	36,316	35,150
Current maturities of long-term debt	810	810

Total current liabilities	265,094	243,095

Deferred income taxes	121,586	112,011
Decommissioning liabilities	86,600	87,046
Long-term debt	711,613	711,505
Other long-term liabilities	13,519	10,133

Total stockholders’ equity	776,332	710,688

Total liabilities and stockholders’ equity	$1,974,744	$1,874,478

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended March 31, 2007, December 31, 2006 and March 31, 2006
(Unaudited)
(in thousands)

	Three months ended,
	March 31, 2007	December 31, 2006	March 31, 2006

Revenue

Well Intervention	$174,548	$133,157	$102,073

Rental tools	118,563	108,526	77,774

Marine	35,866	39,944	30,207

Oil and Gas	37,029	40,378	15,471

Less: Oil and Gas Eliminations (2)	(3,082)	(2,929)	(3,056)

Total Revenues	$362,924	$319,076	$222,469

	Three months ended,
	March 31, 2007	December 31, 2006	March 31, 2006

Gross Profit (1)

Well Intervention	$80,556	$55,319	$42,073

Rental tools	81,532	75,935	53,476

Marine	21,377	24,033	18,194

Oil and Gas	18,972	22,819	1,266

Total Gross Profit	$202,437	$178,106	$115,009

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.
(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.